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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: November 7, 1997
                        (Date of earliest event reported)



                            LAWYERS TITLE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



          Virginia                       0-13990                 54-1589611
(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
      of Incorporation)                                      Identification No.)

         6630 West Broad Street
           Richmond, Virginia                             23230
(Address of Principal Executive Offices)                (Zip Code)



               Registrant's telephone number, including area code:
                                 (804) 281-6700


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Item 5.     Other Events.

         On November 7, 1997, Lawyers Title Corporation (the "Company") entered into a Revolving Credit Agreement (the "Credit Agreement"), dated as of November 7, 1997, among Bank of America National Trust and Savings Association and a syndicate of eleven other financial institutions. Pursuant to the Credit Agreement, a senior credit facility (the "Credit Facility") in an aggregate principal amount of up to $237.5 million is available (i) to provide up to $30.0 million for general corporate purposes, and (ii) to finance the $207.5 cash payment to Reliance Insurance Company in connection with the Company's proposed acquisition (the "Acquisition"), previously reported, of all of the issued and outstanding capital stock of Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company. Advances under the Credit Facility in excess of $30.0 million are subject to the consummation of the Acquisition and the satisfaction of other conditions customary to financings of this nature.

         The Credit Agreement contains certain covenants which restrict, or may have the effect of restricting, the payment of dividends or distributions, and the purchase or redemption by the Company of its capital stock. Section 7.11 of the Credit Agreement generally limits the aggregate amount of all cash dividends and stock repurchases by the Company to 25% of its cumulative consolidated net income arising after December 31, 1996. However, the Company may declare and make dividend payments or other distributions payable solely in its common stock, and is also permitted to repurchase shares of its common stock with the proceeds from a substantially concurrent issue of new shares of its common stock.

         The Credit Agreement also sets forth certain financial covenants that may indirectly restrict the payment of cash dividends by the Company. Section
7.15 of the Credit Agreement requires the Company's insurance subsidiary, Lawyers Title Insurance Corporation, to maintain a Statutory Surplus of approximately $120.5 million and, following consummation of the Acquisition, Commonwealth is required to maintain a Statutory Surplus of approximately $108.4 million. The Company is required to maintain a Debt to Total Capitalization Ratio of 40%, 37.5%, 35%, 32% and 30%, for the fiscal years ending December 31, 1998, 1999, 2000, 2001 and after 2001, respectively. Also, pursuant to Section
7.17 of the Credit Agreement, the Company must maintain a Debt Service Coverage Ratio greater than or equal to 2.25 to 1.0.

         Management does not believe that the restrictions contained in the Credit Agreement will, in the foreseeable future, adversely affect the Company's ability to pay cash dividends at the current dividend rate.
However, there can be no assurance in this regard.

         The discussion of the Credit Agreement presented above is qualified in its entirety to the full text of the Credit Agreement, which is attached hereto as Exhibit 99.



                                      -2-
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Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)    Exhibits.

            No.         Description
            --          -----------

            99 Revolving Credit Agreement dated as of November 7, 1997, among Lawyers Title Corporation, as Borrower; Bank of America National Trust and Savings Association, individually and as Administrative Agent; Crestar Bank, individually and as Documentation Agent; and the other financial institutions party thereto.*



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*Filed Herewith



                                      -3-
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        LAWYERS TITLE CORPORATION



Dated: November 17, 1997                By: /s/ Charles H. Foster, Jr.
                                            ----------------------------
                                            Charles H. Foster, Jr.
                                            Chairman and Chief Operating Officer


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                                INDEX TO EXHIBITS


No.            Description
---            -----------

99 Revolving Credit Agreement dated as of November 7, 1997, among Lawyers Title Corporation, as Borrower; Bank of America National Trust and Savings Association, individually and as Administrative Agent; Crestar Bank, individually and as Documentation Agent; and the other financial institutions party thereto.*



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*Filed Herewith